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                          Level 3 Communications, Inc.



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Explanatory Note:

The following information is being distributed by Level 3 Communications, Inc. (the "Company") to its employee-owners in connection with the filing of the Company's definitive proxy statement for the 2004 Annual Meeting of Stockholders.

Email Message from James Q. Crowe

     Yesterday, Level 3 released its Proxy Statement for the 2004 Annual Meeting of Stockholders. In the Proxy Statement, we are asking stockholders to approve a proposal to reserve an additional 80 million shares of common stock for the 1995 Stock Plan to be used for the Outperform Stock Option (OSO) program. These additional reserved shares are necessary to adjust quarterly long-term incentive
(LTI) targets to a level we believe to be consistent with our compensation philosophy.

     While many organizations are backing away from broad-based stock option programs, ownership continues to be one of Level 3's core values and the foundation of our compensation philosophy. A fundamental part of that philosophy is the belief that employee-owners outperform employees because they have a vested interest in company success. The OSO program is designed to enable employee-owners to share in the value they help to create, but only if the Company outperforms a relevant indicator of market performance (currently, the S&P 500(R) Index.) If Level 3's stock does outperform the S&P 500(R) Index, the value of each OSO increases via a multiplier in relation to the outperformance. Our goal is to provide long-term incentive opportunities that, when combined with base salaries and cash incentive opportunities, result in rewards significantly above market if the Company performs.

     Over the past year, we have worked with the Compensation Committee to review our compensation philosophy and explore a variety of long-term incentive programs. We ultimately re-affirmed our belief that the OSO program is the best program to attract, retain and motivate the kind of employee-owners we need to execute our business plan, and the best program to align the interests of our employee-owners with those of our stockholders.

     If stockholders approve the Company's request for additional reserved shares, our goal is to maintain the OSO program in its current form. While we do not envision making changes in plan mechanics, (e.g., the quarterly grant schedule, the multiplier or the vesting schedule) we do plan to increase quarterly LTI targets. Assuming a positive vote, we will communicate new targets prior to the planned July 1, 2004 grant.

     The vote will occur in conjunction with the Annual Meeting of Stockholders on May 18, 2004, and we will communicate the outcome of the vote at that time. We believe the OSO plan is a key part of Level 3's value proposition to stockholders, and we have spent significant time discussing the program with them. We are now taking the time to go back to stockholders, to ensure they understand the unique advantages of the program and that they have the background necessary to make an informed decision with respect to our request for additional reserved shares.

     I urge each of you, as employee-owners, to take the time to review the material presented in this year's Proxy Statement.

     I am committed to ensuring that Level 3's total compensation program enables the Company to retain and continue to build the talented team we need to capitalize on the opportunity in front of us, and to reward our employee-owners for the value they help to create. I look forward to communicating more about the OSO program following the Annual Meeting.

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Additional Materials distributed to the Company's Employee-Owners

Overview

Why is Level 3 requesting 80 million additional reserved shares for the OSO plan?

     Level 3 believes its existing pool of reserved shares is sufficient to allow for stock settlement of all prior OSO grants and grants made through other stock compensation programs (e.g., NQSOs, Restricted Stock and the prior ShareWorks Plan) under virtually all potential outperformance scenarios. However, additional reserved shares are required to increase quarterly OSO targets to be more in line with our compensation philosophy.

What do you mean by "reserved shares"?

     Stockholders must authorize the number of shares that are allocated to stock compensation plans. We refer to these shares as "reserved shares". They are not issued on the market so people can buy them, but "reserved" for purposes of stock compensation programs.

What is the philosophy behind the OSO plan?

     The Company believes that stockholders should receive a market-related return on their investment prior to sharing any significant returns with employees. Once Level 3 has delivered a market-related return to stockholders, the goal is to share up to 25% of the outperformance over and above that return with employees. Outperformance is currently measured as the performance of Level 3's stock over and above the performance of the S&P 500(R) Index from the time an OSO is granted until the time it is exercised.

How does the OSO program work?

     All employees are eligible for discretionary quarterly OSO grants based on their level of responsibility, their ability to impact Company results and their individual performance. If Level 3's stock does not outperform the S&P 500(R) Index from the time an OSO is granted until the time it is exercised, the OSO has no value. If Level 3's stock does outperform the S&P 500(R) Index, the value of the OSO is based on a formula involving a multiplier related to the degree of outperformance. The multiplier ranges from zero to eight for OSOs granted prior to August, 2002, and from zero to four for OSOs issued after August 1, 2002. The maximum multiplier is achieved when Level 3's stock outperforms the S&P 500(R) Index by 11% or more from the time an OSO is granted until the OSO is exercised.

Assuming stockholders authorize the additional reserved shares, will we continue with quarterly grants?

     Yes. The fact we provide quarterly grants gives our employee-owners an advantage - strike prices are more frequently adjusted in response to market changes than in most organizations, where grants are made annually.

Assuming stockholders authorize the additional reserved shares, will the features or mechanics of the OSO plan change?

     Our goal is to maintain the current mechanics of the OSO program (i.e., in terms of multiplier, vesting schedule) but increase quarterly OSO targets.

Are our current quarterly OSO targets not competitive?

     The market has changed dramatically over the past few years and it's been difficult to get any kind of "point in time" fix on what competitive long-term incentive levels are. We do know that increased scrutiny on stock compensation programs has caused many organizations to reduce both participation in stock compensation programs and the size of long-term incentive awards. Level 3 remains committed to providing long-term incentive opportunities for all employee-owners that, in conjunction with base salaries and cash incentive opportunities, are significantly above competitive levels if the Company hits its aggressive performance goals.

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How does Level 3 define the competitive market?

     The Company reviewed LTI levels in a selected group of organizations considered to be competitors for people or capital. This group included telecommunications equipment and service providers as well as "blue chip" technology companies. The Company also reviewed LTI levels among the broader communications, media and technology sectors.

What is the expected increase in OSO targets?

     Assuming the additional reserved shares are approved, new OSO targets will be communicated prior to the planned July 1, 2004 grant. We believe it would be inappropriate to communicate the expected increase before the stockholder vote.

When will the new targets be effective?

     Assuming a positive vote, new targets will be effective beginning with the July 1, 2004 grant.

Assuming stockholders authorize the additional reserved shares, how will OSO targets be set in the future?

     OSO targets defined in terms of a number of OSOs (versus a targeted dollar value) will be defined annually and reviewed quarterly. Individual targets will continue to be based on band.

Why not just move to a traditional stock option plan?

     Traditional  stock  option  plans,  such  as  Non-qualified  Stock  Options
(NQSOs), reward employees if the Company's stock increases by any amount, regardless of how it performs relative to the market. Level 3 believes the OSO program better aligns employee and stockholder interests by basing stock option value on the Company's ability to outperform the market in general, as currently measured by the performance of the Company's common stock relative to the S&P 500(R) Index. The OSO program provides a preferred return on stockholders' invested capital over the return to option holders, which is an important part of Level 3's value proposition to our investors. It rewards employees and creates dilution (i.e., dilutes earnings per share) only when the Company's stock outperforms the market.

What if the additional reserved shares are not authorized?

     While we would be able to continue OSO grants at current levels in the short term, we do not believe current grant levels will remain competitive, putting the Company at risk in terms of attracting, retaining and motivating employees. Level 3 would need to revise its total compensation strategy.

Historical Perspective

Has Level 3's compensation philosophy changed?

     No. From the beginning, ownership has been a fundamental underpinning of the Company.

o Level 3 believes employee-owners outperform employees because they have a vested interest in Company success.

o    The Company believes employee-owners should share in the value they create,
     but  only  after  we  have   provided  a   market-related   return  to  our
     stockholders.

o The Company believes in rewards based on results, and recognizes that, over the long-term, results are best measured by stock price performance.

o    Level 3's compensation programs are heavily biased toward Level 3's success
     - rewards may be significantly above competitive levels, but only if the Company's stock significantly outperforms the market.

In early 2002, the Company determined that, under extreme outperformance scenarios, there were potentially insufficient reserved shares to settle all OSO exercises in stock. What led to that situation?

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     Prior to March 1, 2002,  quarterly  OSO grants were based on a targeted LTI dollar value which varied by level of responsibility and ability to impact Company results. As Level 3's stock price declined during 2001, the theoretical value of each OSO declined with it. To offset this, the Company issued more OSOs. The OSOs were issued at the lowest stock prices since the inception of the plan. At low stock prices, there tends to be more volatility in price and a higher likelihood of achieving the kind of outperformance that triggers the maximum number of shares per OSO.

     Given these circumstances, the Company determined that, under certain scenarios of extreme outperformance, it may have insufficient reserved shares to stock settle previously issued OSOs. If that were to happen, the Company would have to settle the obligations in cash. Given the importance of maintaining a cash cushion, the Company did not believe this was an appropriate risk to take.

What actions did the Company take to minimize the risk?

     The Company took several immediate actions to minimize or eliminate the risk of having to cash settle prior OSO grants:

o The executive team (GVPs and above) and non-employee directors voluntarily restricted all or the vast majority of previously granted OSOs, agreeing not to exercise OSOs above a level that, under reasonable growth scenarios, would create a cash liability.

o In May 2002, the Company requested and received stockholder approval to reserve an additional 50 million shares of stock to be used exclusively to settle OSO exercises. The Company believed that, in conjunction with existing reserved shares, this would create a pool of reserved shares sufficient to stock settle outstanding OSO grants (net of the voluntary executive and director restrictions) under reasonable outperformance scenarios, and to continue to make OSO grants at significantly reduced levels for at least one year. In fact, due to conservative modeling and the exercise patterns of employee-owners, we did not have to go back to stockholders to request more shares at the one-year point.

Has Level 3 made any changes to the OSO program?

     The Company made several changes to the OSO program that applied to grants made after March 1, 2002:

o The methodology for setting OSO targets was revised. Quarterly OSO pools are set based on a fixed number of OSOs versus a targeted theoretic value to be delivered. The Company is thus able to control the number of OSOs granted in a manner that ensures it never issues more OSOs than can be stock settled in the future, even given extreme outperformance levels.

o    Quarterly award targets were reduced dramatically.

o The mechanics of the OSO program were revised. The maximum multiplier was reduced from 8x to 4x and the vesting schedule was modified.

     Additionally, sophisticated modeling and simulation tools were developed to project the shares required to stock settle OSO grants under all potential outperformance scenarios, and weekly tracking and reporting of share utilization was implemented.

                                       Page 4
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Request for Additional Reserved Shares

How will the additional 80 million reserved shares the Company is requesting be used?

     They will be used to settle future OSO grants.

How are shares reserved to cover OSO exercises?

     The number of shares required to settle each OSO depends on Level 3's stock price performance relative to the S&P 500(R) Index from the time an OSO is granted to the time it is exercised. The Company reserves enough shares to cover all potential future liabilities and minimize or eliminate the possibility of having to settle OSOs in cash versus stock under all reasonable outperformance scenarios. The Company will only issue the full number of shares reserved for a given OSO grant under extreme outperformance scenarios.

Has  the  Company  used  all  the  reserved  shares  previously   authorized  by
stockholders?

     No. Level 3 has approximately 85 million reserved shares remaining of the 120 million reserved shares authorized. The Company believes the existing pool is sufficient to allow for stock settlement of all prior OSO grants and grants made through other stock compensation programs (e.g., NQSOs, Restricted Stock and the prior ShareWorks Plan) under virtually all potential outperformance scenarios. However, additional reserved shares are required to increase quarterly OSO targets to what the Company believes to be appropriate levels.

How did Level 3 determine 80 million to be the appropriate number of additional reserved shares?

     Simulation modeling techniques were used to determine the number of shares required to stock settle past and future OSOs grants given virtually all potential outperformance scenarios. The Company believes that authorization of an additional 80 million reserved shares will enable it to:

o    Satisfy all historical OSO grants with stock at the time of exercise,

o    Lift all remaining executive and director restrictions

o    Provide competitive long-term incentive targets for at least three years.

Why doesn't the Company cancel prior OSO grants that are underwater to release shares for future grants?

     In the modeling and projections we have done, only options that will have value under any reasonable growth scenarios are recognized. Canceling prior grants will not impact our estimates of dilution or the number of shares required to fund prior grants.

When will we know the results of the stockholder vote?

     The results of our stockholder vote will be known on the day of our annual meeting, which is scheduled for May 18, 2004. We will communicate results to employees as soon as possible following the meeting.

What are we doing to influence our stockholders to approve the additional reserved shares?

     The Company has spent considerable time and energy in the past educating our stockholders on the merits of the OSO plan, and we will continue to do so between now and the annual meeting. Members of our executive team will have the information necessary to make an informed decision.

Stockholder Concerns

How does this all fit in with the concept of dilution?

     There are different ways of looking at dilution, but they all relate to the number of shares allocated to stock compensation programs a percentage of total shares outstanding to stockholders. If this ratio gets too high - if too many shares are allocated to compensation programs - we could dilute earnings per share and adversely impact stock price.

                                       Page 5
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Does the OSO plan differ from  traditional  stock  option  plans with respect to dilution?

     Yes. Under traditional stock option plans, there is a one-to-one ratio between options granted and the number of shares issued - and potential dilution created - when the options are exercised.

     OSOs have no value and create no dilution if the Company's stock does not outperform the S&P 500(R) Index between the time the OSO is granted and the time it is exercised. If the stock does outperform the S&P 500(R) Index, the number of shares issued for each OSO is based on the degree of outperformance. The Company could theoretically issue up to eight shares of stock at the time of exercise for OSOs granted prior to August, 2002 and up to four shares of stock for OSOs granted after August 1, 2002. Thus, there is potentially a "one-to-several" relationship between OSOs granted and the number of shares issued at exercise. However, the level of dilution created is directly related to the level of outperformance.



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